EXHIBIT 99.1

Contact at 214/432-2000

Steven R. Rowley
President and CEO

Arthur R. Zunker, Jr.
Senior Vice President and CFO

News For Immediate Release

EAGLE MATERIALS INC. ANNOUNCES PLANS FOR A NEW GYPSUM WALLBOARD
PLANT IN SOUTH CAROLINA

      DALLAS, April 1, 2005: Eagle Materials Inc. (NYSE: EXP and EXP.B) announced today that its subsidiary company, American Gypsum Company, plans to build a new high-speed, environmentally friendly gypsum wallboard plant near Georgetown, South Carolina. The new plant is designed to produce approximately 750 million square feet annually. Planning of the new plant is nearly complete with construction expected to begin in late 2005. Costs for the new plant are estimated to be approximately $125 million. The new plant is expected to create approximately 100 new jobs in Georgetown County.

      Upon completion, the new plant will be supplied with synthetic gypsum under a long-term supply agreement with Santee Cooper, South Carolina’s state-owned electric and water utility. Santee Cooper’s coal-fired power plants will generate a synthetic gypsum by-product as the result of using scrubbing technology to reduce sulfur dioxide emissions. By utilizing the synthetic gypsum in its gypsum wallboard production, American Gypsum will convert waste that would otherwise be landfilled into a valuable building product. Additionally, the gypsum paper that American Gypsum uses is made from 100% recycled paper fiber creating a finished product from essentially 100% recycled materials.

      Santee Cooper is expected to begin producing the wallboard-grade synthetic gypsum in 2006 and the new gypsum wallboard plant is expected to be operational in early 2007. The new wallboard plant expands American Gypsum’s geographical footprint to the East Coast and into a growing South Carolina economy. The new plant will also allow American Gypsum to serve its customers on a national level with a much improved nationwide distribution network.

      American Gypsum is presently the nation’s 5th largest producer of gypsum wallboard. American Gypsum operates 4 gypsum plants with 5 production lines and annually sells nearly 3 billion square feet of wallboard.

      Through its subsidiaries, Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard and Concrete and Aggregates.

      Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather; availability of raw materials; unexpected operational difficulties; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; delays and cost overruns in the construction of the Company’s expansion projects, difficulties in obtaining necessary environmental permits and/or construction permits; general economic conditions; and interest rates. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004. These reports are filed with the Securities and Exchange Commission.